Exhibit 99.1

23andMe Agrees to Acquire Lemonaid Health

Acquisition provides telemedicine platform for 23andMe to advance its vision of individualized primary care that empowers consumers to live healthier lives

23andMe to host investor webcast today at 10:00 AM ET

SUNNYVALE, Calif., October 22, 2021 — 23andMe Holding Co. (Nasdaq: ME) (“23andMe”), a leading consumer genetics and research company, today announced the signing of a definitive merger agreement with Lemonaid Health, Inc., an on-demand platform for accessing medical care and pharmacy services online. Under the merger agreement, the purchase price is $400 million (subject to certain customary downward adjustments), of which 25% will be paid in cash and 75% in shares of 23andMe Class A Common Stock. The acquisition is expected to close by the end of 2021.

The acquisition adds Lemonaid Health’s innovative telemedicine and prescription drug delivery services to 23andMe’s consumer business. Paul Johnson, CEO and Co-Founder of Lemonaid Health, will become the General Manager of the 23andMe consumer business, and in that role, will continue to run the Lemonaid Health services. Ian Van Every, Managing Director, U.K. and Co-Founder of Lemonaid Health, will manage and grow operations in the U.K.

“We believe that by combining Lemonaid Health’s telemedicine platform, including its online team of medical professionals and its pharmacy services, with our consumer business, we are taking an important step in transforming the traditional primary care experience and making personalized healthcare a reality,” said Anne Wojcicki, CEO and Co-Founder of 23andMe. “By starting with genetics as the foundation, we will give patients and healthcare providers better information about health risks and treatments, opening up the door to prevent as well as better manage disease. Lemonaid Health’s focus on the patient and its philosophy of delivering individualized care fits perfectly with our mission of empowering people to take control of their health.”

Lemonaid Health offers patients affordable and direct online access to medical care, from consultation through treatment, for a number of common conditions. Lemonaid Health uses evidence-based guidelines and up-to-date clinical protocols to provide affordable quality care. Within minutes, patients are able to interact with a licensed doctor or nurse practitioner for consultation and treatment. Patients are offered free and fast delivery of prescription medications through the platform, increasing the speed, accessibility, and efficiency of treatment.

“23andMe’s mission-driven focus on empowering and transforming the healthcare experience is perfectly aligned with Lemonaid Health’s founding principle to improve access to quality healthcare,” said Paul Johnson, CEO and Co-Founder of Lemonaid Health. “We are tremendously excited and energized to join the 23andMe team.”

Advisors

Allen & Company LLC acted as financial advisor to 23andMe, and Morgan, Lewis & Bockius LLP provided legal counsel. Fenwick & West LLP and Nelson Hardiman LLP provided legal counsel to Lemonaid Health.

Investor Webcast Details

The Company will host a webcast today at 7:00 a.m. Pacific Time/10:00 a.m. Eastern Time, which can be accessed at https://investors.23andme.com/news-events/events-presentations. A webcast replay will be available at the same address for a limited time within 24 hours after the event.

About 23andMe

23andMe, Inc., headquartered in Sunnyvale, CA, is a leading consumer genetics and research company. Founded in 2006, 23andMe’s mission is to help people access, understand, and benefit from the human genome. 23andMe has pioneered direct access to genetic information as the only company with multiple Food and Drug Administration authorizations for genetic health risk reports. 23andMe has created the world’s largest crowdsourced platform for genetic research, with 80% of its customers electing to participate. The 23andMe research platform has generated more than 180 publications on the genetic underpinnings of a wide range of diseases, conditions, and traits. The platform also powers the 23andMe therapeutics group, currently pursuing drug discovery programs rooted in human genetics across a spectrum of disease areas, including oncology, respiratory, and cardiovascular diseases, in addition to other therapeutic areas. More information is available at www.23andMe.com.

About Lemonaid Health

Lemonaid Health is a leading innovator in telemedicine and prescription drug delivery. The Lemonaid Health platform leverages clinical algorithms to augment its experienced medical providers’ knowledge base, enabling patients to quickly, safely and inexpensively get care and prescriptions for a variety of common medical conditions. The company’s mail order pharmacy ships medicine the same day. Lemonaid Health is taking on the challenge of creating a new and better healthcare system for the future. Learn more at lemonaidhealth.com.

Forward-Looking Statements

This communication contains certain “forward-looking statements” including statements regarding the anticipated timing and benefits of 23andMe’s acquisition of Lemonaid Health (the “Transaction”). The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained herein are based on 23andMe’s current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of 23andMe), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the Transaction; the inability to recognize the anticipated benefits of the proposed Transaction, including due to the failure to receive required approvals, or the failure of other closing conditions; the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the Transaction on Lemonaid Health’s ability to retain and hire key personnel, its ability to maintain relationships with whom it does business, or its operating results and business generally; risks related to diverting management’s attention from 23andMe’s ongoing business operations; and costs related to the proposed Transaction. Except as required by law, 23andMe does not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contacts

Investor Relations Contact: investors@23andMe.com

Media Contact: press@23andMe.com